Exhibit 99.1

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

Los Angeles, California (February 14, 2008) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the year ended December 31, 2007, the Company reported consolidated revenues of $627.7 million, an increase of 10%, versus $571.3 million in 2006. Growth was largely driven by a 28% increase in the Company’s Guidance Technology and Solutions segment.

Operating income for 2007 of $65.9 million benefited from the reversal of $10.7 million in accrued patent rights liabilities relating to a former CEO and included costs of $7.4 million related to the Company’s exploration of strategic alternatives. Operating income for 2006 of $66.9 million benefited from the reversal of $40.1 million of accrued expenses relating to former officers of the Company and included $3.3 million in accrued patent rights expense relating to a former CEO. In addition to increased Guidance Technology and Solutions revenues, the year also saw reduced operating costs in the Company’s Publishing segment, partially offset by higher corporate marketing expense.

Net income for 2007 increased to $176.9 million, or $0.41 per share, compared with net income of $72.5 million, or $0.17 per share in 2006. Net income for 2007 was positively impacted by $107.4 million in income tax benefits, as a result of reversing our deferred tax asset valuation allowance, a benefit of approximately $0.25 per share.

Rich Battista, Gemstar-TV Guide CEO, commented, “I am pleased with the strong financial performance of the Company in 2007. Year over year we saw a 10% increase in consolidated revenue and, on an operating basis, the Company had a significant improvement it its financial performance. Our Guidance Technology and Solutions segment contributed considerably to this solid performance as we greatly expanded our patent licensing program both internationally and to emerging platforms, while also growing our IPG products and services businesses on a global basis. We also achieved a better-than-forecasted performance at TV Guide magazine.”

Mr. Battista continued, “In 2007, the Company focused on the development and deployment of My TV Guide, our suite of cross-platform, next generation guidance tools and services. Our media businesses enjoyed solid distribution and each strengthened their content offerings with innovative enhancements, including the Online Video Guide at TVGuide.com.”

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

2007 BUSINESS HIGHLIGHTS

•	Expanded Interactive Program Guide (IPG) presence worldwide

¡

Cable and satellite subscribers worldwide receiving a licensed or Company provided IPG grew to 75.6 million, a 29% increase versus year-end 2006. 59.7 million were licensed and 15.9 million received a Company provided IPG, representing increases of 15% and 137%, respectively versus year-end 2006. Geographically, 60.8 million were domestic and 14.8 million were international households.

¡

In March 2007, the Company acquired Aptiv Digital, an IPG engineering and products company providing software solutions for television set-top boxes, including the Passport IPG, to multi-channel programming distributors domestically and internationally.

•	New IPG patent licensing agreements for international markets and emerging platforms in 2007 included:

¡	Sky Italia, the leading multi-channel video service provider in Italy with 4.2 million subscribers

¡	MediaFLO USA, Inc., a wholly owned subsidiary of Qualcomm Incorporated and an industry leading mobile entertainment service provider

¡	Verizon, the distributor of FiOS multi-channel programming services

¡	MobiTV, the leader in US mobile and broadband entertainment services

¡	Loewe Opta GmbH, Metz-Werke GmbH & Co. KG and KATHREIN-Werke KG, leading German device manufacturers of European televisions, recorders and set-top boxes

•	Signed IPG product agreements with cable system operators and CE manufacturers in 2007 including:

¡	Cox Communications, for Passport IPG for their U.S. digital cable footprint.

¡	Sony USA, for integration of the Company’s IPG directly into their digital television’s custom user interface.

¡	Mitsubishi, for the Company’s “TV Guide Daily” IPG to be embedded into their range of new digital televisions.

¡	Polaroid Labs, for the Company’s “Data Loader” to be embedded into their new “Freescape” digital media hub.

¡	CZCATV, a Mainland China cable system operator in Jiangsu province.

•	Increased worldwide patent portfolio

¡

The Company was awarded 109 patents worldwide within the video guidance arena in 2007. The Company’s intellectual property portfolio for video guidance at year-end totaled over 1,300 patents with over 300 issued patents and 450 pending applications in the U.S.; over 550 issued patents and 100 pending applications in Europe; and over 300 issued patents and over 300 pending applications in Asia/South Pacific.

•	Introduced “My TV Guide”, a suite of next generation cross-platform guidance services

¡

Verizon's FiOS TV service, EchoStar Communications, DirecTV, and TiVo, among others, agreed to interface with www.tvguide.com, thus enabling consumers to remotely schedule recordings on their set-top boxes. Remote recording will be available in 2008 for TV Guide's i-Guide IPG affiliates as part of the next planned release.

¡

Mediacom Communications and Insight Communications, among many other cable system operators, signed agreements to integrate Listings2Go, one of the Company’s My TV Guide suite of services, into their own online television guides.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

•	Grew Online, VOD and Mobile distribution

¡

Online Networks flagship Web site www.tvguide.com launched the Online Video Guide in 2007, which helped increase Online Networks’ average monthly unique users to 5.0 million and annual page views to 948 million, increases of 54% and 38% respectively versus year-end 2006. For 2007, TVGuide.com ranked first in growth year-over-year of both uniques and average sessions per person among its competitive peer group.

¡	TV Guide SPOT increased distribution to 31 million digital cable homes, an increase of 18% versus year-end 2006.

¡	G-GUIDE, the Company’s mobile IPG in Japan, doubled registered users, from year-end 2006, to over 21 million.

•	Solidified distribution for cable networks and publication business

¡

TV Guide Network household distribution grew to 83 million Nielsen households, a 4% increase versus year-end 2006. TV Guide Network is now shown full-screen without a scrolling program guide for 30 million DBS subscribers.

¡

TVG Network, the Company’s horseracing network, increased domestic household distribution by over 50% to 29 million, from year-end 2006. Direct wagering handle increased by 10% to $478 million versus 2006. In the fourth quarter of 2007, TVG increased its active wagering states to 14 with the addition of New York and Florida.

¡

TV Guide magazine’s MRI estimated weekly readership of over 20 million remains second among all US entertainment/celebrity weekly publications. Negative adjusted EBITDA reduced by 54% in 2007, coming in lower than previous projections and ahead of plan.

FOURTH QUARTER 2007 FINANCIAL PERFORMANCE

For the quarter ended December 31, 2007, the Company reported consolidated revenues of $155.8 million, an increase of 7%, versus $145.0 million in 2006. Growth was primarily driven by a 29% increase in revenues in the Guidance Technology and Solutions segment versus the prior year’s quarter.

The Company reported a net loss for the fourth quarter of 2007 of $(1.5) million, or $0.00 per share, compared with net income of $31.8 million, or $0.07 per share for the prior year’s quarter. The fourth quarter of 2007 included $12.4 million from cross platform marketing expenses primarily for the national brand awareness campaign, depreciation and amortization charges of $10.7 million, and $4.2 million in costs related to the exploration of strategic alternatives. In 2006, the fourth quarter included $1.3 million in cross platform marketing expenses, depreciation and amortization charges of $8.2 million and the benefit of reversing $29.5 million in accrued liabilities related to a former officer.

FULL YEAR AND FOURTH QUARTER 2007 SEGMENT FINANCIAL PERFORMANCE

The schedule below reflects Gemstar-TV Guide’s performance for the years ended December 31, 2007 and 2006 and the fourth quarters of 2007 and 2006 by segment. The following segment information is presented and reconciled to consolidated income (loss) from continuing operations before income taxes. Certain prior period amounts, including the results of discontinued operations, have been reclassified to conform to the current presentation. More detailed information is contained in the Company’s Form 10-K for the year ended December 31, 2007, which was filed with the Securities Exchange Commission today.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED CONTINUING SEGMENT PERFORMANCE (1)

(In thousands)

	Year ended December 31,		Three months ended December 31,
	2007	2006	2007	2006
Guidance Technology and Solutions:
Revenues	$286,129	$222,851	$71,242	$55,165
Operating expenses(2)	100,033	87,062	29,419	25,931

Adjusted EBITDA(3)	186,096	135,789	41,823	29,234

Media Networks:
Revenues	199,286	196,992	51,632	51,723
Operating expenses, exclusive of lease settlement (2)	162,626	154,299	38,194	38,675

Adjusted EBITDA(3)	36,660	42,693	13,438	13,048

Publishing:
Revenues	142,328	151,411	32,975	38,098
Operating expenses(2)	162,590	193,251	43,919	49,125

Adjusted EBITDA(3)	(20,262)	(41,840)	(10,944)	(11,027)

Cross Platform Costs:
Operating expenses, net(2)	92,475	34,567	38,259	(8,589)

Adjusted EBITDA(3)	(92,475)	(34,567)	(38,259)	8,589

Consolidated:
Revenues	627,743	571,254	155,849	144,986
Operating expenses (2)	517,724	469,179	149,791	105,142

Adjusted EBITDA(3)	110,019	102,075	6,058	39,844
Stock compensation	(4,024)	(2,027)	(1,304)	(564)
Depreciation and amortization	(40,133)	(33,181)	(10,735)	(8,194)

Operating income (loss)	65,862	66,867	(5,981)	31,086
Interest income, net	23,930	26,602	4,750	8,036
Other (expense) income, net	(1,009)	757	(1,478)	420

Income (loss) from continuing operations before income taxes	$88,783	$94,226	$(2,709)	$39,542

(1)	Segment information is presented and reconciled to consolidated income (loss) from continuing operations before income taxes in accordance with SFAS No. 131. Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.
(2)	Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization, and impairment of intangible assets.
(3)	Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization, and impairment of intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the industry segments.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

Guidance Technology and Solutions

•

Revenues for the full year ended December 31, 2007 were $286.1 million, or 45% of the Company’s total revenue. Revenues for 2007 increased 28% from revenues of $222.9 million in 2006. This was primarily due to a 41% increase in IPG patent revenues and a 32% increase in IPG Products and Services revenues. Partially offsetting this was an 18% decrease in VCR Plus+ revenues, due to a reduction in units shipped incorporating VCR Plus+ technology.

•

For the full 2007 year, adjusted EBITDA increased to $186.1 million, a 37% increase versus 2006. This was largely due to increased revenues, partially offset by higher operating expenses primarily from the acquisition of Aptiv Digital.

•

Revenues for the fourth quarter ended December 31, 2007 were $71.2 million, an increase of 29% versus the prior year’s quarter. The increase was primarily due to a 29% increase in IPG Patent License revenues and a 44% increase in IPG Products and Services revenues, offset by a 19% decrease in VCR Plus+ revenues versus the prior year’s quarter.

•	Adjusted EBITDA in the fourth quarter increased to $41.8 million, a 43% increase versus the prior year’s quarter, due to the increase in revenues.

Media Networks

•

Revenues for the full year ended December 31, 2007 were $199.3 million, or 32% of the Company’s total revenue. Revenues for 2007 increased 1% from revenues of $197.0 million in 2006. This was primarily due to a 29% increase in revenues at Online Networks, primarily attributable to increased traffic to the Web sites, increased CPMs, and new advertisers for the Online Video Guide.

•	For the full 2007 year, adjusted EBITDA decreased to $36.7 million, a 14% decrease versus 2006, principally due to the planned increase in programming and marketing for TV Guide Network.

•

Revenues for the fourth quarter ended December 31, 2007 were $51.6 million, relatively flat with the prior year’s quarter. Increased revenues of 33% at Online Networks and 1% at TV Guide Network were offset by an 8% decrease at TVG Network.

•	Adjusted EBITDA in the fourth quarter increased to $13.4 million, a 3% increase versus the prior year’s quarter.

Publishing

•

Revenues for the full year ended December 31, 2007 were $142.3 million, or 23% of the Company’s total revenue. Revenues for 2007 decreased 6% from revenues of $151.4 million in 2006. This was primarily due to an anticipated decrease in subscriber revenues, partially offset by higher advertising revenues, which increased 15% primarily due to a 23% increase in advertising paging versus 2006.

•

For the full 2007 year, adjusted EBITDA was reduced to negative $(20.3) million, an improvement of 52%, or $21.6 million, versus 2006. This substantial improvement was primarily due to a $21.2 million decrease in TV Guide magazine production costs mainly as a result of a decrease in average printed copies per issue, lower paper costs, and reduced general and administrative expenses from greater operating efficiencies. With this improved performance, the Company anticipates continuing, but declining losses for the next two to three years.

•

Revenues for the fourth quarter ended December 31, 2007 were $33.0 million, a decrease of 13% versus the prior year’s quarter. The decrease was primarily due to an anticipated reduction in circulation related revenues, partially offset by increased advertising revenues at TV Guide magazine.

•

Adjusted EBITDA in the fourth quarter was negative $(10.9) million, an improvement over the prior year’s quarter. The planned revenue decrease was more than offset by greater operating efficiencies including the outsourcing of fulfillment services, reductions in general and administrative costs, and reduced print and paper costs.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

Cross Platform Costs

•

For the full 2007 year, adjusted EBITDA was negative $(92.5) million compared with an adjusted EBITDA of negative $(34.6) million in 2006. Cross-platform product development and technology costs increased $6.4 million due to a ramp up in capabilities during 2007. Cross-platform marketing costs increased $19.9 million due to the national cross-platform TV and online consumer marketing campaign which ran during the Fall TV season. Corporate general and administrative costs increased by $31.7 million as 2006 included the benefit of $40.1 million in accrued expense reversals relating to two former officers of the Company. 2007 included the benefit of $10.7 million in accrued patent rights liabilities relating to a former CEO and $7.4 million in expenses related to the exploration of strategic alternatives.

•

Adjusted EBITDA in the fourth quarter was negative $(38.3) million compared with adjusted EBITDA of positive $8.6 million in the prior year’s quarter. The fourth quarter of 2007 included an increase of $11.1 million in planned cross-platform marketing costs for the national brand awareness campaign and $4.2 million in costs related to the strategic alternatives process. The fourth quarter of 2006 included the benefit from reversing $29.5 million in accrued liabilities related to a former CEO of the Company, following a favorable arbitration ruling.

CASH & LIQUIDITY

•

The Company reported full year positive operating cash flow of $136 million, an increase of $60 million over 2006 due to an increase in income and a $16.6 million increase in net income tax refunds in the current year versus the prior year. Adjusted EBITDA and changes in working capital also improved as compared to 2006.

•

At December 31, 2007, the Company’s cash, cash equivalents and marketable securities were $605.4 million, excluding restricted cash of $32.1 million, an increase of $91.8 million versus the year ended December 31, 2006. Capital expenditures for 2007 totaled $33.8 million. Outstanding short- and long-term debt, made up entirely of capital lease obligations, was $12.1 million, compared with $12.7 million at year end 2006.

SUBSEQUENT EVENT

On February 1, 2008, the Company and its former directors and officers liability insurance carriers reached a confidential resolution of all of the disputes between them. As part of this resolution, the Company will receive payments totaling $32.5 million. These proceeds, which are taxable, will be recorded in the Company’s consolidated financial statements, as a reduction to selling, general and administrative expenses within Cross Platform Costs in the first quarter of 2008.

PENDING ACQUISITION BY MACROVISION

In July, 2007 the Company announced that it would explore strategic alternatives intended to maximize shareholder value. On December 6, 2007, the Company signed a definitive agreement to be acquired by Macrovision Corporation, a NASDAQ listed company, in a cash and stock transaction. Macrovision Corporation is a global leader in protection, enablement and distribution solutions that empower consumers to discover, acquire, manage and enjoy digital content.

On January 11, 2008, the Federal Trade Commission and the Department of Justice granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, which ends the U.S. government’s antitrust review of the transaction. A Registration Statement on Form S-4 (SEC File No. 333-148825) was filed on January 23, 2008 with the Securities and Exchange Commission by Macrovision Solutions Corporation, a new holding company formed to effectuate the transaction. The registration statement contains a preliminary joint proxy statement/prospectus describing the transaction. The transaction requires,

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

among other customary closing conditions, approval by two-thirds of the outstanding shares of the Company’s common stock, and a majority of the shares of Macrovision Corporation common stock voting at a special meeting of Macrovision stockholders. News Corporation, which owns approximately 41% of the Company’s common stock, has agreed to vote in favor of the proposed transaction, subject to the terms of a voting agreement.

Shareholders, investors and other interested parties may obtain a copy of the definitive joint proxy statement/prospectus and any other relevant documents (when it becomes available) that Gemstar-TV Guide files with the SEC at the SEC’s web site at www.sec.gov. The definitive joint proxy statement/prospectus (when it becomes available) and any other relevant documents will also be accessible at www.gemstartvguide.com or obtained free from the Company by directing a request to Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd. 12th Floor, Los Angeles, CA 90028 Attn: Investor Relations.

ABOUT GEMSTAR-TV GUIDE

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers. The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; the pending acquisition of the Company by Macrovision Corporation and events and circumstances related thereto; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

Financial Tables Follow

# # #

Contacts:

Gemstar-TV Guide International, Inc.
(Analysts and Shareholders)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
323-817-4600	212-852-7336

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31,
	2007	2006
A S S E T S

Current assets:
Cash and cash equivalents	$516,988	$464,637
Marketable securities	88,430	48,938
Restricted cash	32,100	31,814
Receivables, net	81,628	73,786
Deferred tax assets, net	33,124	13,491
Current income taxes receivable	—	49,588
Other current assets	21,559	18,329

Total current assets	773,829	700,583
Property and equipment, net	80,451	68,182
Indefinite-lived intangible assets	62,138	61,921
Finite-lived intangible assets, net	81,240	92,340
Goodwill	262,591	260,503
Income taxes receivable, long-term	8,808	22,731
Deferred tax assets, long-term	72,016	3,141
Other assets	15,455	14,336

	$1,356,528	$1,223,737

L I A B I L I T I E S A N D S T O C K H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$31,269	$32,392
Accrued liabilities	90,980	104,259
Income taxes payable	2,160	—
Current portion of capital lease obligations	655	605
Current portion of deferred revenue	122,922	128,516

Total current liabilities	247,986	265,772
Long-term capital lease obligations, less current portion	11,456	12,111
Deferred revenue, less current portion	329,871	368,950
Other liabilities	69,802	123,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share; authorized 2,350,000 shares 433,759 shares issued and 428,887 shares outstanding at December 31,2007; 433,759 shares issued and 427,889 shares outstanding at December 31, 2006	4,337	4,337
Additional paid-in capital 8,45	8,454,754	8,456,117
Accumulated deficit	(7,717,157)	(7,950,421)
Accumulated other comprehensive income, net of tax	3,262	665
Treasury stock, at cost; 4,872 shares at December 31, 2007 and 5,870 shares at December 31, 2006	(47,783)	(57,573)

Total stockholders’ equity	697,413	453,125

	$1,356,528	$1,223,737

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Year Ended December 31,		Three Months Ended December 31,
	2007	2006	2007	2006
			(Unaudited)
Revenues:	$627,743	$571,254	$155,849	$144,986
Expenses:
Cost of revenues	199,106	220,058	48,542	52,402
Selling, general and administrative	322,642	251,148	102,553	53,304
Deprecation and amortization	40,133	33,181	10,735	8,194

	561,881	504,387	161,830	113,900

Operating income (loss)	65,862	66,867	(5,981)	31,086
Interest income, net	23,930	26,602	4,750	8,036
Other (expense) income, net	(1,009)	757	(1,478)	420

Income (loss) from continuing operations before income taxes	88,783	94,226	(2,709)	39,542
Income tax (benefit) expense	(84,462)	72,464	(1,224)	7,731

Income (loss) from continuing operations	173,245	72,464	(1,485)	31,811

Discontinued operations:
Income from discontinued operations	5,858	—	—	—
Income tax expense	2,217	—	—	—

Income from discontinued operations	3,641	—	—	—

Net income (loss)	$176,886	$72,464	$(1,485)	$31,811

Basic and diluted per share:
Income from continuing operations	$0.40	$0.17	$0.00	$0.07
Income from discontinued operations	$0.01	$0.00	$0.00	$0.00

Net income	$0.41	$0.17	$0.00	$0.07

Weighted average shares outstanding:
Basic	428,313	426,219	428,786	426,305
Diluted	429,884	426,288	428,786	426,420

See accompanying Notes to Consolidated Financial Statements in Form 10-K.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$176,886	$72,464
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40,133	33,181
Deferred income taxes	(88,508)	14,816
Stock compensation expense	4,024	2,027
Other	4,745	3,995
Changes in operating assets and liabilities:
Receivables	(413)	4,010
Restricted cash	(286)	7,670
Income taxes receivable/payable, net	65,671	30,255
Other assets	(5,038)	14,958
Accounts payable, accrued liabilities and other liabilities	(16,106)	(39,236)
Deferred revenue	(44,673)	(67,733)

Net cash provided by operating activities	136,435	76,407

Cash flows from investing activities:
Purchases of marketable securities	(449,208)	(103,285)
Sales of marketable securities	240,760	—
Maturities of marketable securities	170,348	63,585
Acquisition of Aptiv, net of acquired cash of $4,466	(11,814)	—
Additions to property and equipment	(33,783)	(33,803)
Other	(5,156)	(3,233)

Net cash (used in) provided by investing activities	(88,853)	(76,736)

Cash flows from financing activities:
Repayments of capital lease obligations	(605)	(557)
Proceeds from exercise of stock options	3,794	226
Excess tax benefit from exercise of stock options	609	19

Net cash provided by (used in) financing activities	3,798	(312)

Effect of exchange rate changes on cash and cash equivalents	971	147

Net increase (decrease) in cash and cash equivalents	52,351	(494)
Cash and cash equivalents at beginning of period	464,637	465,131

Cash and cash equivalents at end of period	$516,988	$464,637

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$15,355	$14,232
Cash received from income tax refunds	70,161	52,434
Cash paid for interest	995	1,043

For additional information please see Notes to Consolidated Financial Statements in Form-10K.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

SEGMENT REVENUE INFORMATION:

Guidance Technology and Solutions Segment (in thousands):

	Full Year ended December 31,		Change		Three months ended December 31,		Change
	2007	2006	Dollars	Percent	2007	2006	Dollars	Percent
IPG Patent Licensing	$168,433	$119,562	$48,871	40.9%	$42,935	$33,232	$9,703	29.2%
IPG Products and Services	75,449	57,229	18,220	31.8%	20,353	14,167	6,186	43.7%
VCR Plus+	29,574	36,237	(6,663)	(18.4)%	4,194	5,169	(975)	(18.9)%
Other	12,673	9,823	2,850	29.0%	3,760	2,597	1,163	44.8%

Total	$286,129	$222,851	$63,278	28.4%	$71,242	$55,165	$16,077	29.1%

Media Networks Segment (in thousands):

	Full year ended December 31,		Change		Three months ended December 31,		Change
	2007	2006	Dollars	Percent	2007	2006	Dollars	Percent
TV Guide Network	$129,092	$129,249	$(157)	(0.1)%	$32,581	$32,233	$348	1.1%
TVG	56,615	57,175	(560)	(1.0)%	14,991	16,365	(1,374)	(8.4)%
Online Networks	13,212	10, 246	2,966	28.9%	3,999	3,015	984	32.6%
Other	367	332	45	14.0%	61	110	(49)	(44.5)%

Total	$199,286	$196,992	$2,294	1.2%	$51,632	$51,723	$(91)	(0.2)%

Publishing Segment (in thousands):

	Full year ended December 31,		Change		Three months ended December 31,		Change
	2007	2006	Dollars	Percent	2007	2006	Dollars	Percent
TV Guide Magazine(1)	$142,328	$149,929	$(7,601)	(5.1)%	$32,975	$36,715	$(3,740)	(10.2)%
Inside TV Magazine	—	1,482	(1,482)	(100)%	—	1,383	(1,383)	(100)%

	$142,328	$151,411	(9,083)	(6.0)%	$32,975	$38,098	$(5,123)	(13.4)%

(1)	TV Guide magazine revenues are reported net of rack costs, retail display allowances, distribution fees and initial placement order (“IPO”) fees. IPO fees are initial fees paid to retailers for front end display pocket space at check out counters.

GEMSTAR-TV GUIDE ANNOUNCES FULL YEAR AND FOURTH QUARTER 2007 RESULTS

SEGMENT OPERATING STATISTICS:

Additional Media Networks Operating Statistics

	December 31, 2007	December 31, 2006
Subscriber Data (in thousands) (1)
TV Guide Network	83,290	79,717
TVG	29,100	19,400
Online Networks unique users (2) (3)	5,016	3,260
Tvguide.com unique users (2)	4,538	3,099

(1)	Subscriber data represents:

•	Nielsen households for domestic TV Guide Network.
•	Domestic households for TVG, based primarily on information provided by distributors.
(2)	Average monthly unique users as measured by Nielsen/NetRatings.
(3)	Online Networks comprises the unduplicated unique users of tvguide.com and our other Web sites, subsequent to the date we acquired them.

Additional Publishing Operating Statistics:

(in thousands)	2007	2006	Q4, 2007	Q4, 2006
TV Guide Magazine circulation (1):
Newsstand (2)	225	286	201	255
Subscriptions	2,890	3,134	2,929	2,850
Sponsored/Verified	169	88	162	175

	3,284	3,508	3,292	3,280

(1)	Average weekly circulation for the quarter and year ending December 31.
(2)	Current period numbers include an estimate for returns. Prior period numbers are restated to reflect actual returns.